EXHIBIT 99.1

UFP Technologies Acquires DAS Medical

NEWBURYPORT, Mass., Dec. 23, 2021 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today announced the acquisition of DAS Medical, Inc. Founded in 2010 and headquartered in Atlanta, Georgia, with manufacturing in the Dominican Republic, DAS is a medical device contract manufacturer specializing in the design, development and production of single-use surgical equipment covers, robotic draping systems and fluid control pouches.

“Adding DAS Medical to the UFP MedTech portfolio is another important step in our growth strategy,” said R. Jeffrey Bailly, chairman, CEO, and president of UFP Technologies. “DAS’s expertise in thin film converting and near-shore manufacturing is a perfect complement to our best-in-class RF welding technologies. Along with our new facility in Tijuana, Mexico, this adds another low-cost manufacturing option for our customers.”

“We are also excited to be partnering with the DAS management team,” Bailly said. “We are strategically and culturally aligned, with a laser focus on creating value for customers in similar growth segments. We currently share key strategic customers, and can now create more value by offering a full suite of services for single-use, flexible material-based medical devices.”

According to Daniel Lee, DAS’s president and CEO, “Joining forces with UFP’s MedTech team is a fantastic strategic fit. We both have expertise in creating differentiated solutions leveraging expertise in medical film converting for critical single-use applications. With access to UFP’s sales engine, development engineers and growing technology portfolio, we will be able to accelerate the growth of our proven low-cost manufacturing platform in the Dominican Republic.”

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films, and plastics, we convert raw materials through laminating, molding, radio frequency welding, and fabricating techniques. We are diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

Forward Looking Statements

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to: the anticipated effects on us of acquiring DAS Medical, Inc.; anticipated trends in the different markets in which we compete and expectations regarding customer demand; expectations regarding our business opportunities; and statements about our growth potential and strategies for growth. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, as well as other risks and uncertainties that are detailed in the documents we file with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K. The forward-looking statements contained herein speak only of our expectations as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com